     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 2001
                                                   REGISTRATION NO. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 VIRYANET LTD.
             (Exact Name of Registrant as Specified in Its Charter)

        ISRAEL                                          N/A
    (State or Other Jurisdiction of       (I.R.S. Employer Identification No.)
    Incorporation or Organization)

                                 VIRYANET LTD.
                            5 KIRYAT HAMADA STREET
                        SCIENCE BASED INDUSTRIES CAMPUS
                          P.O. BOX 23052, HAR HOTZVIM
                            JERUSALEM 91230, ISRAEL
                               (972-2) 581-1462
              (Address of Principal Executive Offices) (Zip Code)
                             ____________________

                     1996 STOCK OPTION AND INCENTIVE PLAN
                     1997 STOCK OPTION AND INCENTIVE PLAN
                     1998 STOCK OPTION AND INCENTIVE PLAN
                     1999 STOCK OPTION AND INCENTIVE PLAN

                           (Full Title of the Plan)
                             ____________________

                                VIRYANET, INC.
                                2 WILLOW STREET
                          SOUTHBOROUGH, MA 01745-1027
                    (Name and Address of Agent For Service)

                                (508) 490-8600
         (Telephone Number, Including Area Code, of Agent For Service)
                        ______________________________

                                  Copies to:

        Howard S. Rosenblum, Esq.                    Dan Geva, Adv.
     TESTA, HURWITZ & THIBEAULT, LLP          MEITAR, LIQUORNIK, GEVA & CO.
             125 High Street                   16 Abba Hillel Silver Road
       Boston, Massachusetts 02110              Ramat Gan 52506, Israel
              (617) 248-7000                         (972-3) 610-3100

================================================================================

                        CALCULATION OF REGISTRATION FEE




                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                        AMOUNT TO BE     OFFERING PRICE         AGGREGATE           AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED     REGISTERED          PER SHARE        OFFERING PRICE     REGISTRATION FEE
------------------------------------     ----------          ---------        --------------     ----------------


1996 STOCK OPTION AND INCENTIVE PLAN  811,820 shares          $ 0.611 (1)      $   496,022.02           $  124.01
Ordinary Shares (par value 0.1 NIS    250,000 shares          $ 1.00  (1)      $   250,000.00           $   62.50
 per share)


1997 STOCK OPTION AND INCENTIVE PLAN  189,975 shares          $ 2.30  (1)      $   436,942.50           $  109.24
Ordinary Shares (par value 0.1 NIS
 per share)


1998 STOCK OPTION AND INCENTIVE PLAN  150,000 shares          $ 1.00  (1)      $   150,000.00           $   37.50
Ordinary Shares (par value 0.1 NIS    330,500 shares          $ 3.20  (1)      $ 1,057,600.00           $  264.40
 per share)                           100,000 shares          $ 3.75  (1)      $   375,000.00           $   93.75
                                      200,000 shares          $ 3.90  (1)      $   780,000.00           $  195.00



1999 STOCK OPTION AND INCENTIVE PLAN  373,000 shares          $ 2.57  (1)      $   958,610.00           $  239.65
Ordinary Shares (par value 0.1 NIS    10,000 shares           $ 3.20  (1)      $    32,000.00           $    8.00
 per share)                           75,000 shares           $ 3.75  (1)      $   281,250.00           $   70.31
                                      2,409,730 shares        $ 5.75  (1)      $13,855,947.50           $3,463.99
                                      347,000 shares          $ 8.00  (1)      $ 2,776,000.00           $  694.00
                                      5,000 shares            $10.00  (1)      $    50,000.00           $   12.50
                                      373,500 shares          $11.00  (1)      $ 4,108,500.00           $1,027.13
                                      12,000 shares           $12.00  (1)      $   144,000.00           $   36.00
                                      350,000 shares          $ 0.72  (1)      $   252,000.00           $   63.00
                                      1,942,881 shares        $ 0.96  (1)      $ 1,865,165.76           $  466.29
                                      15,000 shares           $ 0.80  (1)      $    12,000.00           $    3.00
                                      75,000 shares           $ 1.00  (1)      $    75,000.00           $   18.75
                                      180,000 shares          $ 0.86  (1)      $   154,800.00           $   38.70
                                      799,129 shares          $ 0.73  (2)      $   583,364.17           $  145.84


TOTAL:                                8,999,535 shares                         $28,694,201.95           $7,173.56

__________________________________________

(1) Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

(2) The price of $0.73 per share, which is the average of the high and low prices of an Ordinary Share of the Registrant reported on the Nasdaq National Market on July 23, 2001, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and has been used for those shares without a fixed exercise price.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

   The documents containing the information specified in this Item 1 will be sent or given to employees, directors and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

   The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

   The following documents filed by ViryaNet Ltd. (the "Company" or the "Registrant") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Registration
Statement:

   (a) The Registrant's annual report on Form 20-F for the year ended December 31, 2000, File No. 000-31513, filed with the Commission on May 10, 2001.

   (b) The Registrant's report on Form 6-K for the month of February 2001, File No. 000-31513, filed with the Commission on February 16, 2001.

   (c) The Registrant's report on Form 6-K for the month of April 2001, File No. 000-31513, filed with the Commission on May 3, 2001.

   (d) The Registrant's report on Form 6-K for the month of June 2001, File No. 000-31513, filed with the Commission on June 11, 2001.

   (e) The section entitled "Description of Registrant's Securities to be Registered" contained in the Registrant's Registration Statement on Form 8-A, File No. 000-31513, filed with the Commission pursuant to Section 12(g) of the Exchange Act on September 12, 2000, including any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

    Israeli counsel for the Company, Meitar, Liquornik, Geva & Co., 16 Abba Hillel Silver Road, Ramat Gan 52506, Israel, has rendered an opinion as to the Ordinary Shares offered hereby. As of July 26, 2001, certain employees, former employees, partners and former partners of Meitar, Liquornik, Geva & Co. hold in the aggregate options to purchase 267,600 Ordinary Shares of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for a breach of his or her duty of care.

Office Holder Insurance

     The Company's Amended and Restated Articles of Association provide that, subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of the liability of any of the Company's office holders for acts which he or she performed in his or her capacity as an office holder in relation to: (a) a breach of his or her duty of care to the Company or to another person; (b) a breach of his or her duty of loyalty to the Company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the Company's interests; or (c) a financial liability imposed upon him or her in favor of another person.

Indemnification of Office Holders

    The Company's Amended and Restated Articles of Association provide that the Company may indemnify an office holder against: (a) a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his or her capacity as an office holder; (b) reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him or her by a court in proceedings the Company institutes against him or her, instituted on the Company's behalf, or instituted by another person, in each case relating to an act performed in his or her capacity as an office holder; and (c) reasonable litigation expenses relating to an act performed in his or her capacity as an office holder, including attorneys' fees, expended by the office holder or charged to him or her by a court in a criminal proceeding from which he or she was acquitted, or a criminal proceeding in which he or she was convicted for a criminal offense that does not require proof of intent.

    The Company's Amended and Restated Articles of Association also include: (a) authorization to undertake, in advance, to indemnify an office holder, provided that the undertaking is limited to specified events which the board of directors believes are anticipated and limited in amount determined by the board of directors to be reasonable under the circumstances; and (b) authorization to indemnify retroactively an office holder.

Limitations on Insurance and Indemnification

    The Companies Law provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of:

  . a breach by the office holder of his or her duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

  . a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly;

  . any act or omission done with the intent to derive an illegal personal benefit; or

  . any fine levied against the office holder.

    Under the Companies Law, indemnification of, and procurement of insurance coverage for, the Company's office holders must be approved by the Company's audit committee and the Company's board of directors and, in specified circumstances, by the Company's shareholders.

   The Company has agreed to indemnify its office holders under indemnification agreements with each office holder. The Company has also exempted and agreed to indemnify its office holders from liabilities resulting from acts performed by them in their capacity as an officer holder to the maximum extent permitted under the Companies Law. The Company has obtained directors and officers liability insurance for the benefit of its office holders.

  The Company's U.S. subsidiary has also entered into indemnification agreements with certain of its key employees. These agreements provide, independent of the indemnification these individuals are entitled to by law and under the provisions of the subsidiary's charter, indemnification for certain acts while employed by the subsidiary. These indemnification agreements contain exclusions, such as limiting indemnification that would be unlawful or that is covered by other liability insurance. Moreover, employees are not indemnified against liability to the extent that the employee gained a personal profit to which he or she is not legally entitled, including proceeds obtained from the illegal trading of the Company's equity securities. The performance of these agreements is guaranteed by the Company as parent of the U.S. subsidiary, to the extent permitted by Israeli law.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.  Description of Exhibit
-----------  ----------------------

4.1          Specimen certificate of the Registrant's Ordinary Shares (filed as
             Exhibit 4.1 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.2 Memorandum of Association of the Registrant (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.3 Amended and Restated Articles of Association of the Registrant (filed as Exhibit 3.3 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.4 1996 Stock Option and Incentive Plan (filed as Exhibit 10.1 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.5 1997 Stock Option and Incentive Plan (filed as Exhibit 10.2 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.6 1998 Stock Option and Incentive Plan (filed as Exhibit 10.3 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.7       1999 Stock Option and Incentive Plan.

5.1       Opinion of Meitar, Liquornik, Geva & Co.

23.1      Consent of Kost, Forer & Gabbay, a member of Ernst & Young
          International.

23.2      Consent of Meitar, Liquornik, Geva & Co. (included in Exhibit 5.1).

24 Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southborough, Massachusetts, on this 26th day of July, 2001.

                              VIRYANET LTD.

                              By: /s/ Winfried A. Burke
                                 -----------------------------------
                                 Winfried A. Burke
                                 President, Chief Executive Officer and Director


                              VIRYANET, INC.
                              Authorized U.S. Representative

                              By: /s/ Winfried A. Burke
                                 -----------------------------------
                                 Winfried A. Burke
                                 President and Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

   The undersigned officers and directors of ViryaNet Ltd., hereby constitute and appoint Samuel I. HaCohen and Winfried A. Burke, and each of them singly, our true and lawful attorneys-in-fact, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable ViryaNet Ltd., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                          Title(s)                        Date
---------                                          --------                        ----

 /s/ Samuel I. HaCohen                Chairman of the Board of Directors      July 26, 2001
-------------------------------
Samuel I. HaCohen

 /s/ Winfried A. Burke                President, Chief Executive Officer      July 26, 2001
-------------------------------       and Director
Winfried A. Burke

 /s/ Albert A. Gabrielli              Chief Financial Officer (Principal      July 26, 2001
-------------------------------       Financial and Accounting Officer)
Albert A. Gabrielli

 /s/ Vladimir Morgenstern             Executive Vice President, Corporate     July 26, 2001
-------------------------------       Program and Director
Vladimir Morgenstern

 /s/ Claudia Gatlin                   Director                                July 26, 2001
-------------------------------
Claudia Gatlin

/s/ Hillel Milo                       Director                                July 26, 2001
-------------------------------
Hillel Milo

 /s/ Amit Frenkel                     Director                                July 26, 2001
-------------------------------
Amit Frenkel

                                      Director                                July ___, 2001
-------------------------------
Yeoshua Agassi


                                 EXHIBIT INDEX

Exhibit No.         Description of Exhibit
-----------         ----------------------

4.1       Specimen certificate of the Registrant's Ordinary Shares (filed as
          Exhibit 4.1 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.2 Memorandum of Association of the Registrant (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.3 Amended and Restated Articles of Association of the Registrant (filed as Exhibit 3.3 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.4 1996 Stock Option and Incentive Plan (filed as Exhibit 10.1 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.5 1997 Stock Option and Incentive Plan (filed as Exhibit 10.2 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.6 1998 Stock Option and Incentive Plan (filed as Exhibit 10.3 to the Registrant's Registration Statement on Form F-1 (SEC File No. 333-42158) and incorporated herein by reference).

4.7       1999 Stock Option and Incentive Plan.

5.1       Opinion of Meitar, Liquornik, Geva & Co.

23.1      Consent of Kost, Forer & Gabbay, a member of Ernst & Young
          International.

23.2      Consent of Meitar, Liquornik, Geva & Co. (included in Exhibit 5.1).

24 Power of Attorney (included as part of the signature page to this Registration Statement).